EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-54871, 333-39531, 333-39533, 333-49371, 333-61897, 333-80967, 333-46228, 333-56146, 333-108033, 333-119472, 333-137483, 333-144957, 333-153801, and 333-160247 on Form S-8, of our report dated June 29, 2011, relating to the financial statements and supplemental schedule of Best Buy Retirement Savings Plan, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of FASB ASU No. 2010-25, Reporting Loans to Participants by Defined Contribution Pension Plans) appearing in this Annual Report on Form 11-K of Best Buy Retirement Savings Plan for the year ended December 31, 2010.

Minneapolis, Minnesota

June 29, 2011